EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES
AS OF MARCH 7, 1996

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                                                                 Percent
                                              State of          of Capital
Name of Company                             Incorporation       Stock Owned
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
United Presidential Corporation                Indiana            100 (1)

United Presidential Life Insurance Company     Indiana            100 (2)

Washington National Insurance Company         Illinois            100 (3)



Note 1 - Owned by Washington National Insurance Company (71.3%) and Washington National Corporation (28.7%).
Note 2 - Owned by United Presidential Corporation.
Note 3 - Owned by Washington National Corporation.
